EXHIBIT 99.2

FOR IMMEDIATE RELEASE
May 3, 2001

SAUER-DANFOSS INC. REPORTS FIRST QUARTER RESULTS

AMES, Iowa, USA, May 3, 2001—Sauer-Danfoss Inc. (NYSE:  SHS; FSE:  SAR) today announced its financial results for the first quarter ended April 1, 2001.  The financial statements for the 2001 first quarter include the operations of Danfoss Fluid Power A/S, which was acquired on May 3, 2000, in a transaction using the purchase method of accounting.

Net income for the first quarter 2001 was $12.2 million, or $0.27 per share, compared with net income for the first quarter 2000 of $8.2 million, or $0.30 per share.

Net sales for the quarter were $261.1 million, up 59.7 percent from first quarter 2000 net sales of $163.5 million.  Including the operations of Danfoss Fluid Power for 2000, net sales were up 7.6 percent in local currency and up 5.6 percent as reported in U.S. dollars.  Excluding the sales contribution from acquisitions completed in the first quarter, net sales in the quarter were level with the first quarter of 2000.

On a comparable basis, including Danfoss Fluid Power for both periods, first quarter 2001 sales into the agricultural market were up 17.2 percent, turf care market sales were up 6.8 percent, and sales into the specialty vehicle market were up 6.7 percent.  Road building market sales were down 16.3 percent, sales into the construction market were down 0.7 percent and distribution and aftermarket sales were level with the prior year period.

Klaus Murmann, Chairman, commented,  “We are pleased with our performance in the first quarter, reporting flat sales in an extremely challenging market.  By comparison, the markets we serve were down over last year, demonstrating our ability to grow faster than our markets.  Our continued penetration of the agricultural tractor market with our hydro-mechanical transmissions and the impact of significant cross selling opportunities were the primary drivers of the strong sales growth in the agricultural market.  In the turf care market, sales were particularly strong in the consumer sector.  Of note, we reported solid sales increases in the specialty vehicle market, a weak market, by selling more content per vehicle.”

Murmann continued, “We made significant investments over the last few years that have allowed us to increase our penetration and gain market share.  However, this has driven up our fixed costs, which is adversely impacting our earnings during this time of weak markets and economies.  These investments serve to strengthen our competitive position over the long-term, and we are confident that we will be able to leverage our past investments and report higher earnings with even a modest upturn in our end markets.  During the quarter, higher than anticipated costs related to the closing and moving of our Racine, Wisconsin operations to our West Branch, Iowa plant, also impacted our earnings.  The move was completed in April.  Going forward, we will benefit from increased capacity utilization at the West Branch plant.”

On a comparable basis, total backlog at the end of the first quarter 2001 was up 0.8 percent in local currency, but at $324.7 million, down 2.4 percent from last year’s level of $332.7 million, as reported in U.S. dollars.  Orders received for the first quarter were down 16.8 percent over the same period last year in local currency, and in U.S. dollars down 17.7 percent at $210.8 million.

Cash provided from operations for the first quarter 2001 was $12.5 million, an increase of $7.8 million over last year’s $4.7 million.  Capital expenditures were $13.9 million, an increase of $6.1 million compared to the $7.8 million reported last year.  On a comparable basis, capital expenditures were up $2.1 million.

“First quarter operating cash flow was strong compared to prior year, led by reductions in inventories,” commented Murmann.   “We are also carefully monitoring capital expenditures and expect to continue to invest at levels that are in-line with the first quarter spending.  For the year, capital expenditures will be significantly lower than last year.”

Segment Results

North American first quarter 2001 net sales were $145.6 million, an increase of 35.6 percent from 2000 net sales of $107.4 million, or an increase of 10.0 percent when including Danfoss Fluid Power sales for first quarter 2000.  Net income for North America for the first quarter 2001 was $4.7 million compared with $7.1 million for the prior year period.   On a comparable basis, net income in the first quarter of 2000 was $6.8 million.  Total backlog at the end of the first quarter 2001, on a comparable basis, was $187.8 million, up 1.0 percent from last year’s level of $186.0 million.  Orders received for the first quarter were $107.2 million, a decrease of 18.2 percent over the same period last year.

European first quarter 2001 net sales were $110.3 million, or 100.0 percent above 2000 net sales of $55.0 million.  Including the operations of Danfoss Fluid Power for the first quarter of 2000, net sales were up 3.9 percent in local currency, but down 3.1 percent as reported in U.S. dollars.  Net income for Europe for the first quarter 2001 was $7.2 million compared with $2.2 million for the prior year period.  On a comparable basis, 2000 net income was $8.6 million.  Total backlog at the end of the first quarter 2001, on a comparable basis, was up 0.6 percent in local currency, and at $131.2 million, down 7.7 percent from last year’s level of $142.1 million, as reported in U.S. dollars.  Orders received for the first quarter were down 14.5 percent in local currency on the same period last year, and down 21.5 percent to $96.1 million, as reported in U.S. dollars.

First quarter 2001 net sales into East Asia were $10.4 million, an increase of 166.7 percent over 2000 sales of $3.9 million.  On a comparable basis, net sales decreased by 10.7 percent.

David Pfeifle, President and Chief Executive Officer, stated, “Our sales in both North America and Europe were level with last year, excluding the sales contribution from our first quarter acquisitions.  While our backlogs are level with a year ago, our first quarter orders are down significantly compared to last year, reflecting the softening in most of our markets.  The U.S. market continues to be soft, and, for the first time, we are seeing weakening in the European market.

“We anticipate that our second quarter sales will be down from last year’s levels,” continued Pfeifle.  “As a result, we have taken a number of initiatives to enhance our cash position and manage our margins.  We have reduced headcount in both the U.S. and Europe, and are aggressively managing our discretionary spending.  We are sharply focused on inventory reduction and are cutting back on capital expenditures.  These cost containment initiatives will start to have a positive impact in the second quarter.”

Acquisition Activities

The Company completed four acquisitions or joint ventures during the quarter.  The acquisition of Compact Controls establishes Sauer-Danfoss as a significant global player in cartridge valves and hydraulic integrated circuit manifolds.  Italdigit, a designer and manufacturer of electronic controls and wiring harnesses for mobile hydraulics, strengthens the Company’s electronics capabilities in Europe.  The announced joint venture with Topcon Laser Systems, Inc., forming TSD Integrated Controls, will focus on integrated and sophisticated positioning solutions for manufacturers of off-highway equipment.  Finally, the acquisition of the net assets and business operations of the fluid power distribution business of Danfoss A/S strengthens the Company’s European and South American sales organizations and establishes new sales units in the important East Asian market.

“We continue to execute our strategy to make selective acquisitions to build our capabilities in the large, fragmented valve market and to add to our leading position in electronics,” stated Pfeifle.  “While they do not currently add significantly to our sales and earnings, they expand our system capability and strengthen our ability to serve our global customers.  Of equal importance, we are able to leverage our global sales and marketing team to drive sales growth of these new products.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment.  Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

This press release contains "forward-looking statements", statements regarding matters that are not historical facts, but rather are subject to risks and uncertainties.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  These statements are based on current financial and economic conditions and rely heavily on the Company's interpretations of what it considers key economic assumptions.  Actual future results may differ materially depending on a variety of factors, including, but not limited to, changes in: global economic factors, including foreign currency movements and difficulties entering new markets; general economic conditions, including interest rates; specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; major customers' product and program development plans and the Company's role in such plans; business relationships with major customers and suppliers;  energy prices; pricing and product initiatives and other actions taken by competitors; ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing;  labor relations; the Company's execution of internal performance plans; and other business conditions.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is included in the Company's most recent quarterly report on Form 10-Q and other filings with the Securities and Exchange Commission.

For further information please contact:
Sauer-Danfoss Inc. – Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President – Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance – Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet:  http://www.sauer-danfoss.com

Condensed Consolidated Statement of Income
	Thirteen Weeks Ended
Unaudited	April 1,	April 2,
(Amounts in thousands except per share data)	2001	2000
Net sales	$261,102	$163,479
Cost of sales	195,703	120,573
Gross profit	65,399	42,906
Selling	14,401	6,394
Research and development	10,240	7,199
Administrative	14,667	10,719
Total operating expenses	39,308	24,312
Income from operations	26,091	18,594
Nonoperating income (expenses):
Interest expense, net	(4,671)	(2,156)
Minority interest	(3,363)	(2,917)
Other, net	2,023	(21)
Income before income taxes	20,080	13,500
Income taxes	(7,831)	(5,333)
Net income	$12,249	$8,167
Net income per share:
Basic and diluted net income per common share	$0.27	$ 0.30
Basic weighted average shares outstanding	45,717	27,304
Diluted weighted average shares outstanding	45,720	27,306
Cash dividends per common share	$0.07	$0.07

Business Segment Information by Geographic Area
	Thirteen Weeks Ended
Unaudited	April 1,	April 2,
(Amounts in thousands)	2001	2000
Net sales
North America	$145,614	$107,382
Europe	110,331	54,976
Other	5,157	1,121
Total	$261,102	$163,479
Net Income (Loss)
North America	$4,659	$7,121
Europe	7,219	2,198
Other	371	(1,152)
Total	$12,249	$8,167

Condensed Consolidated Statement of Cash Flows

	Thirteen Weeks Ended
Unaudited	April 1,	April 2,
(Amounts in thousands)	2001	2000
Cash flows from operating activities:
Net income	$12,249	$8,167
Depreciation and amortization	18,186	9,884
Minority interest in income of consolidated companies	3,363	2,917
Net change in receivables, inventories, and payables	(27,175)	(29,976)
Other, net	5,896	13,676
Net cash provided by operating activities	12,519	4,668
Cash flows from investing activities:
Purchases of property, plant and equipment	(13,861)	(7,771)
Payments for acquisitions, net of cash acquired	(33,984)	(3,645)
Net cash used in investing activities	(47,845)	(11,416)
Cash flows from financing activities:
Net borrowings on notes payable and bank overdrafts	10,657	12,205
Net borrowings of long-term debt	22,770	1,618
Cash dividends	(3,318)	(1,925)
Distribution to minority interest partners	(1,029)	(28)
Net cash provided by financing activities	29,080	11,870
Effect of exchange rate changes	(3,993)	(1,014)
Net increase (decrease) in cash and cash equivalents	(10,239)	4,108
Cash and cash equivalents at beginning of year	24,754	5,061
Cash and cash equivalents at end of period	$14,515	$9,169

Condensed Consolidated Balance Sheet

Unaudited	April 1,	December 31,
(Amounts in thousands)	2001	2000
Assets
Current assets:
Cash and cash equivalents	$14,515	$24,754
Accounts receivable, net	169,261	134,349
Inventories	143,923	146,584
Other current assets	11,046	9,823
Total current assets	338,745	315,510
Property, plant and equipment, net	412,735	422,986
Other assets	145,554	102,467
Total assets	$897,034	$840,963

Liabilities and stockholders' equity
Current liabilities:
Notes payable and bank overdrafts	$50,673	$42,902
Long-term debt due within one year	3,836	4,205
Accounts payable	68,526	73,814
Other accrued liabilities	83,244	67,978
Total current liabilities	206,279	188,899
Long-term debt	215,744	198,632
Long-term pension liability	28,496	29,828
Deferred income taxes	38,213	25,956
Other liabilities	25,655	25,398
Minority interest in net assets of consolidated companies	22,176	29,853
Stockholders' equity	360,471	342,397
Total liabilities and stockholders' equity	$897,034	$840,963